UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 15, 2019 (July 11, 2019)

Ennis, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	1-5807	75-0256410
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2441 Presidential Pkwy. Midlothian, Texas		76065

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (972) 775-9801

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $2.50 per share	EBF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01.  Other Information

On July 11, 2019, the Company issued a press release announcing the signing of a Share Purchase Agreement to acquire all the outstanding stock of The Flesh Company and its wholly owned subsidiary, Impressions Direct, Inc. (collectively, “Flesh”), a copy of which is attached hereto.  The transaction will close July 15, 2019, but the effective date for the transactions contemplated by this Agreement shall be deemed for all purposes (including, without limitation, title, possession, financial reporting and tax purposes) as of 11:59 p.m. Dallas time on July 13, 2019 (the “Effective Date”).   The Company will acquire all the outstanding stock for $9.5 million, which will be subject to certain working capital and escrow adjustments and a potential earn-out.  Flesh had approximately $31.1 million in sales for the twelve months ended September 30, 2018 and sells mainly to distributors and resellers.  The Company believes the transaction will be accretive to its shareholders.

Item 9.01.  Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1

Ennis, Inc. press release dated July 11, 2019 announcing the signing of a Share Purchase Agreement to acquire all the outstanding stock of The Flesh Company and subsidiary, Impressions Direct, Inc. for cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ennis, Inc.

Date: July 15, 2019	By:	/s/ Richard L. Travis, Jr.
Richard L. Travis, Jr
Chief Financial Officer